EX-c(3)

SELLING AGREEMENT

JACKSON NATIONAL LIFE DISTRIBUTORS LLC, MEMBER FINRA

For representative use only. Not for public distribution.

JACKSON®
NATIONAL LIFE INSURANCE COMPANY
OF NEW YORK

This Agreement, dated    ______________, 20___ is by and among _________________________________________________________________________________

_____________________________________________________________________________________________________________________________________ and
(“Broker/Dealer”),

_____________________________________________________________________________________________________________________________________,
(“Agency”),

_____________________________________________________________________________________________________________________________________,
(“Agency”),

_____________________________________________________________________________________________________________________________________,
(“Agency”),

(individually, “Agency” or collectively, “Agencies”);

JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK®, on its own behalf and on behalf of its separate accounts, through which Contracts may be issued, (“Insurer”); and JACKSON NATIONAL LIFE DISTRIBUTORS LLC. (member FINRA formerly known as the NASD), a registered broker/dealer (“Distributor”). This Agreement is for the purpose of arranging for the distribution of certain life and annuity contracts (“Contracts”) issued by Insurer through sales people who are licensed insurance producers and/or registered representatives (collectively referred to as “Producer” or “Producers”) of the Broker/Dealer and any licensed insurance Agency, where applicable, and duly-appointed with the Insurer.

Broker/Dealer is registered as a Broker/Dealer with the Securities and Exchange Commission (the “SEC”) under the Securities and Exchange Act of 1934 (the “1934 Act”) and a member in good standing of  FINRA ( “FINRA”), and is also duly licensed as a life insurance agency under the insurance laws of the various states in which it operates, or in those states where Broker/Dealer cannot obtain necessary licenses as an insurance agency, Broker/Dealer has entered into an agreement with an Agency to act on its behalf in the capacity of licensed insurance agency/producer.

In consideration of the mutual promises and covenants contained in this Agreement, Insurer and Distributor appoint those persons who are registered with the Broker/Dealer and/or licensed insurance producers to solicit and procure applications for the Contracts specified in the Commission Schedules as amended by Insurer from time to time. This appointment is not deemed to be exclusive in any manner and only extends to those jurisdictions in which the Contracts specified in the Commission Schedules have been approved for sale and in which Broker/Dealer, and any Agency, and respective Producer are properly licensed and appointed. All completed applications, supporting documents, and initial and subsequent payments are the sole property of Insurer and must be promptly delivered to Insurer at such address as it may from time to time designate. All applications are subject to acceptance by Insurer in its sole discretion.

I.       REPRESENTATIONS AND WARRANTIES

A. Broker/Dealer and/or Agency. Broker/Dealer and each Agency represent and warrant as follows:

(1)       Broker/Dealer and any Agency represent and warrant that they and the officers signing this Agreement have full power and authority to enter into this Agreement, and that this Agreement has been duly executed by them and constitutes a legal, valid, and binding agreement.

(2)       Broker/Dealer represents and warrants that it is, and at all times when performing its functions and fulfilling its obligations under this Agreement will be, a registered Broker/Dealer under the 1934 Act, a member in good standing of  FINRA, and a Broker/Dealer under state law to the extent necessary to perform the duties described in this Agreement. Broker/Dealer will notify Distributor immediately, in writing, if such registration is terminated or suspended, and shall take all reasonable actions to reinstate such registration. Broker/Dealer further represents and warrants to Insurer that Broker/Dealer is a properly licensed insurance agency in each jurisdiction in which such licensing is required for purposes of receiving compensation in connection with the Contracts, except in those states where Broker/Dealer has a separate Agency that acts in the capacity of licensed insurance agency for purposes of receiving compensation.

(3)       Each Agency represents and warrants to Insurer that Agency is, and at all times when performing its functions and fulfilling its obligations under this Agreement will be, a properly licensed insurance agency in each jurisdiction in which such licensing is required for purposes of soliciting sales of the Contracts and receiving compensation in connection with the Contracts and for ongoing premiums or purchase payments thereon.

(4)       Broker/Dealer represents and warrants that its Producers who will be soliciting applications for the Registered Contracts are and will continue to be while soliciting duly registered with Broker/Dealer and that they will be representatives in good standing with registration and qualifications as required by  FINRA to sell the registered Contracts. Producers shall also have and maintain any required variable contract sales authority for the offer and sale of Registered Contracts or other insurance license necessary for the offer and sale of non-registered Contracts.

(5)       Broker/Dealer shall remain in compliance with the Advisers Act, the Securities Act of 1933, as amended (“1933 Act”), the 1934 Act, the Investment Company Act of 1940, as amended (“1940 Act”), as well as, with all rules and regulations promulgated by all regulatory agencies, organizations and bodies with jurisdiction over its activities, and with all other applicable state statutes, laws, rules and regulations governing the sale of the Contracts and all applicable state insurance laws, rules and regulations. Furthermore, Broker/Dealer represents and warrants that it has adopted internal controls which are reasonably designed to ensure compliance with Rule 22c 1, the forward pricing rule, under the Investment Company Act of 1940 as amended. Broker/Dealer further represents and warrants that it has in place, and at all times during the term of this Agreement will maintain an adequate system to supervise the activities of its Producers and associated persons as required by FINRA Conduct Rules including but not limited to 3010, 3012 and 3013 as amended or interpreted from time to time, and that it is solely responsible for supervising the activities of its Producers and other associated persons in connection with the offer and sale of the Contracts or the conduct of business under this Agreement. Broker/Dealer and Agency each represents and warrants that it will comply with all other applicable state and federal laws and the rules and regulations of governmental or regulatory agencies affecting or governing the sale of the Contracts including, but not limited to, those of the Department of Labor in connection with the sale of Contracts deemed subject to the Employee Retirement Income Security Act, and with all applicable rules and administrative procedures of the Insurer. Broker/Dealer will comply with Insurer's requirements and procedures for transfers, including, but not limited to those that are designed to restrict actions and activities commonly referred to as market-timing and late trading as set forth in the prospectus(es) for the Contracts, and Broker/Dealer represents and warrants that it has adopted internal controls which are reasonably designed to ensure compliance with Insurer's transfer procedures and requirements and all applicable state and federal rules and regulations.

(6)       Broker/Dealer represents and warrants that it has in place and will maintain at all times during the term of this Agreement a suitable and adequate anti-money laundering program that (A) complies with all applicable anti-money laundering laws, regulations, rules, and government guidance, including the reporting, recordkeeping, and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act, its implementing regulations, related SEC and FINRA rules, and the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (collectively, “AML Laws”) and (B) includes, without limitation, (i) the appointment of an anti-money laundering compliance officer, (ii) the implementation of policies, procedures and internal controls that comply with AML Laws, (iii) annual anti-money laundering training for Broker/Dealer’s employees and agents, and (iv) independent annual testing of the anti-money laundering program.   Without limiting the foregoing, Broker/Dealer further represents and warrants that it has established and implemented a customer identification program in compliance with AML Laws as part of its anti-money laundering program that, at a minimum, requires (i) the verification of the identity of any customer seeking to open an account, (ii) the retention of a record of the information used to verify each customer’s identity, and (iii) the determination, within a reasonable time before or after the account is opened, as to whether the customer appears on any lists of known or suspected terrorists or terrorist organizations as provided to it by any government agency.  Broker/Dealer agrees that Insurer and Distributor may rely on the customer identification program of Broker/Dealer and will certify to Insurer and Distributor annually hereafter as prescribed by the regulations promulgated under Section 326 of the USA PATRIOT Act and in accordance with the safe harbor provided in 31 C.F.R. sec. 103.122(b)(6).  Upon request, Broker/Dealer agrees to provide Insurer or Distributor copies of such policies and procedures and otherwise to cooperate with Insurer or Distributor, which may include, without limitation, requests deemed necessary to ensure that Distributor and/or Insurer are also in compliance with such laws and regulations as they relate to the Contracts or the conduct of business under this Agreement.

B. Insurer and/or Distributor. Insurer and Distributor each represents and warrants as follows:

(1)       Insurer and Distributor each represents and warrants that they and the officers signing this Agreement have full power and authority to enter into this Agreement, and that this Agreement has been duly executed by them and constitutes a legal, valid, and binding agreement.

(2)       Distributor represents and warrants that it is a registered Broker/Dealer under the 1934 Act, a member in good standing of  FINRA, and is registered as a Broker/Dealer under state law to the extent necessary to perform under this Agreement. Distributor will notify Broker/Dealer immediately, in writing, if such registration is terminated or suspended, and shall take all reasonable actions to reinstate such registration.

II.       PRODUCERS

Broker/Dealer and Agency, where appropriate, are authorized to recommend Producers for appointment as licensed insurance producers to solicit sales of the Contracts specified in the Commission Schedules, as amended by Insurer from time to time. Broker/Dealer and Agency warrant that each such person recommended for appointment shall be and continue to be fully licensed under the applicable state insurance and securities laws and shall provide proof of such upon Insurer’s request.

Broker/Dealer or Agency, where appropriate, is providing Distributor with a general letter of recommendation for its Producers. See Schedule A attached hereto. This letter must provide Distributor and Insurer with assurance that all background investigations which are required by state and federal laws have been made and that Broker/Dealer and Agency affirm that all appointees meet all state and federal requirements, and should be appointed by Insurer. The letter also warrants that all appointees have the necessary state and federal licenses and registrations to transact business for the Insurer. If a Producer is no longer to be treated as the producer of record on a Contract, Broker/Dealer must immediately notify the Insurer in writing, and within 30 days of such notice, identify a Producer of Broker/Dealer who will act as the producer of record. If Insurer does not receive notification of replacement within this timeframe, the Broker/Dealer agrees to act as producer of record.

Insurer reserves the right, in its sole discretion, to terminate or refuse to renew any Producer’s appointment with Insurer. By written notice to Broker/Dealer, Insurer may require Broker/Dealer and/or Producers to cease soliciting Contracts and additional premiums or purchase payments therein on behalf of Insurer or require Broker/Dealer to cancel the appointment by Insurer of any Producer. All reasonable efforts should be made by Broker/Dealer to remove access to Insurer’s sales material from said Producer.

Broker/Dealer shall notify Insurer immediately in writing if any Producer appointed by Insurer ceases to be a Producer of Broker/Dealer, is disciplined or suspended by the SEC, FINRA, state securities/insurance departments, or by Broker/Dealer, is placed under heightened/special supervision by Broker/Dealer, ceases to be properly licensed, or is the subject of a disciplinary proceeding in any state.

III.       BROKER/DEALER AND/OR AGENCY OBLIGATIONS

A. Training and Supervision. Broker/Dealer has sole responsibility for the training and supervision of all Producers and any other persons associated with Broker/Dealer or Agency who are engaged, directly or indirectly, in the offer or sale of the Contracts. Broker/Dealer shall, during the term of the Agreement, establish and implement reasonable rules and procedures for periodic inspection and diligent supervision of all sales practices of its Producers and associated persons, including procedures for monitoring ongoing compliance by such individuals with applicable FINRA rules and federal and state laws, rules, and regulations. Upon request by Insurer or Distributor, Broker/Dealer shall furnish in a timely fashion any records or other documentation evidencing such diligent supervision.

B. Solicitation and Delivery of Contracts. Before Producers begin soliciting sales of the Contracts, and continuously thereafter, Broker/Dealer and Agency must ensure that the Producers are: (1) an Associated Person of Broker/Dealer; (2) licensed, registered, or otherwise qualified under applicable federal and state laws and any applicable FINRA regulations to engage in such activities; (3) appointed by the Insurer within the appropriate state guidelines and regulations while soliciting; and (4) trained in the sale of such Contracts. Broker/Dealer must also ensure that its Producers only solicit sales of the Contracts in states where the Contracts are approved for sale in accordance with applicable state and federal laws. Broker/Dealer shall be notified by Insurer or Distributor of the availability of the Contracts in each state.

Broker/Dealer and Agency shall review all applications or other forms (including electronic submissions) and any information/data, request or instruction submitted to Insurer seeking Contracts, additional coverage, or reinstatement of coverage under a Contract for completeness and accuracy. Broker/Dealer will within the time frame required by applicable rules following receipt by Broker/Dealer or a Producer, forward to Insurer all complete and correct applications, forms and/or other required documentation, together with any payments received with such forms, without deduction for compensation due hereunder to Broker/Dealer or any Agency, unless Broker/Dealer (and Agency) has entered into a separate ‘Net Commission’ agreement with Insurer.

Insurer, upon receipt of documents in good order, will issue the Contract or Policy. Good order means the receipt of any and all information, documentation, instructions, and/or premiums deemed necessary by the Insurer, in its sole discretion, to issue the Contract or Policy or execute any transactions pursuant to the terms of the Contract.

All requests for Contracts, additional coverage, or reinstatement of coverage are subject to Insurer’s acceptance. Insurer reserves the right, in its sole discretion, to reject any such request and refund or return any payment made thereon. Insurer also reserves the right to prescribe conditions, rules, and regulations for the offer and acceptance of its Contracts, including additional coverage thereon or reinstatement of coverage, which may be changed from time to time. Insurer will forward changes to such conditions, rules, and regulations to Broker/Dealer or Agency at their last known mailing address.

Insurer will forward Contracts, once issued, to Producer for delivery to the Contract owner according to procedures established by Insurer, unless Insurer and Broker/Dealer have agreed that Contracts will be forwarded to Broker/Dealer for delivery to Contract owner.  Broker/Dealer or Producer shall deliver each such Contract to the respective Contract owner within five (5) business days after receipt by Broker/Dealer or Producer.  Notwithstanding the above obligation, Insurer may, at the request of the Broker/Dealer, deliver Contracts and other documentation directly to the Contract owner at their last-known mailing address, as provided on the Contract Application or other form application.  Broker/Dealer shall be liable to Insurer for any loss incurred by Insurer (including consequential damages and regulatory penalties) due to any delay by Broker/Dealer or its Producer in delivering such Contracts, or in the event Insurer delivers Contracts and other documentation directly to Contract owner, Broker/Dealer shall be liable to Insurer for any delay of Contract delivery as a result of an incorrect address being provided to Insurer.

C. No Misrepresentation or Churning. Broker/Dealer, its Producers, and any Agency, in connection with soliciting sales of the Contracts or soliciting additional premiums, purchase payments, or other transactions under a Contract, shall not give any information or make any representations or statements concerning the Contracts which are materially misleading or omit material facts necessary to make the statements not misleading or which are not contained in or otherwise consistent with information or representations contained in the prospectus, statement of additional information, and registration statement for the Contracts, or in reports or proxy statements thereof, or in promotional, sales, or advertising material or other information supplied and approved in writing by Insurer for such use. Broker/Dealer, its Producers, and Agencies may not modify or represent that they may modify any such prospectus, statement of additional information, registration statement, Contract, promotional, sales, or advertising materials.

Neither Broker/Dealer nor any Producer shall make any misrepresentation or incomplete comparison of products for the purpose of inducing a customer to lapse, forfeit, or surrender customer’s current insurance in favor of purchasing a Contract.

D. Prospectus Delivery and Securities Suitability Requirements. Broker/Dealer shall ensure that its Producers comply with the prospectus delivery requirements under the 1933 Act. In addition, Broker/Dealer shall ensure that its Producers shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase is suitable for such applicant, in accordance with the suitability requirements of the 1934 Act and FINRA Conduct Rule 2310 as the same may be amended or interpreted from time to time. Broker/Dealer shall ensure that each transaction is completed with a Producer’s report indicating suitability, including any required and necessary customer information, and is subjected to a review process in compliance with FINRA Conduct Rule 3010, as the same may be amended or interpreted from time to time. Each application shall be approved by one of Broker/Dealer’s Registered Principals, in accordance with all applicable FINRA rules.

E. Fixed Index Annuity (FIA) (Equity-Indexed Annuity) Product Brochure Delivery, Insurance Suitability and Replacement. Broker/Dealer and each Agency shall ensure that its Producers comply with FIA Statement of Understanding (Product Brochure/Disclosure Document) delivery/acknowledgment requirements under state insurance laws and regulations and pursuant to Insurer and Distributor policies, procedures, and Good Order requirements. Broker/Dealer and each Agency shall ensure that Producers shall not make recommendations to purchase a Contract except in accordance with the suitability requirements set forth in any state insurance law or regulation governing the offer and sale of the Contracts.

Broker/Dealer and Agency shall also establish and maintain a system of supervision and control to ensure that they and the Producers are in compliance with the requirements of all state insurance regulations governing the replacement of any contracts. Such system of supervision and control shall include, at a minimum, procedures to (1) inform Producers of the requirements of such replacement regulations; (2) provide to each Producer a written statement of the Broker/Dealer’s position with respect to the acceptability of replacements, including guidance as to the circumstances in which replacement transactions are appropriate; (3) review the appropriateness of each replacement transaction; and (4) ensure compliance by Producers with Insurer’s replacement policies and procedures as communicated to Broker/Dealer and Agency by Insurer.

F. Advertising and Promotional Material. Broker/Dealer, its Producers, officers, employees, and Agencies shall not use or distribute, in writing or electronically, any advertisement or sales literature, as defined in Section 2210 of the FINRA’s Conduct Rules or applicable state insurance law, relating to the Contracts, unless the specific item has been provided by Insurer or Distributor or has first been approved for use in writing by Insurer or Distributor. Insurer and Distributor reserve the right to recall any material provided by them at any time for any reason, and Broker/Dealer and each Agency shall promptly comply with any such request for the return of material and shall not use any such material thereafter. Producers shall return all Insurer-related sales material to Broker/Dealer upon termination of employment with Broker/Dealer, or upon termination of appointment with the Insurer.

Additionally, Broker/Dealer or Agency must return all manuals, forms, supplies, and any other properties furnished by Insurer or Distributor immediately upon termination of this Agreement. Broker/Dealer, its Producers, and Agencies shall also comply with IM-2210-2 of the FINRA Conduct Rules regarding communications with the public about the Contracts.

Broker/Dealer and Agencies are responsible for supervising and reviewing Producers’ use of sales literature and advertising and all other communications with the public related to the Contracts. No sales solicitation, including the delivery of supplemental sales literature or other materials, shall occur, be delivered to, or used with a prospective purchaser unless accompanied or preceded by the appropriate then current Contract prospectus (including any required prospectuses for underlying investment funds), unless such material is not required to be so presented.

G. Recordkeeping. Broker/Dealer is responsible for maintaining the records of its Producers. Broker/Dealer shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts, and records maintained by Broker/Dealer that relate to the sale of the Contracts, or dealings with the Insurer and/or Distributor with regard to Contracts, shall be maintained so as to clearly and accurately disclose the nature and details of each transaction.

Each party hereto shall have the right, during normal business hours and upon ten (10) days prior written notice, to audit and inspect the books and records of another party relating solely to the sale of the Contracts. Such books and records will be complete and kept at such party’s principal place of business in a good and legible condition for a period of six (6) full calendar years after the year of termination of this Agreement, during which time this audit right shall continue.

H. Refund of Compensation. Any indebtedness owed to Insurer resulting from commission chargebacks to Broker/Dealer or any agency is the obligation of Broker/Dealer or Agency, regardless of Broker/Dealer's or Agency's ability to collect from the Producer. Broker/Dealer and each Agency agrees to repay Insurer within thirty (30) business days of notice of the request for such refund, any compensation amounts charged back to the Broker/Dealer or Agency by Insurer under the terms of the Commission Chargeback Provision of Schedule B Commission Schedules: Terms and Conditions and any amended commission schedules for Contracts solicited by a Producer, or former Producer, of Broker/Dealer. Upon termination of this Agreement, for any reason, Broker/Dealer or Agency will pay Insurer any indebtedness owed to Insurer within thirty (30) business days. Insurer shall have the right to offset any such compensation required to be refunded against amounts otherwise payable hereunder by Insurer.

I. Premium Payments and Collection. All premium or purchase payments (hereinafter collectively referred to as “Payments”) are the property of Insurer and shall be transmitted to Insurer by Broker/Dealer or Agency immediately upon receipt by Broker/Dealer or Agency or any Producer in accordance with Insurer’s administrative procedures. Unless there is a separate written agreement in effect between Insurer and Broker/Dealer or Agency authorizing the netting of compensation payable by Insurer hereunder, Broker/Dealer or Agency may not deduct from or offset against any Payment the amount of any compensation claimed hereunder by Broker/Dealer or Agency. CUSTOMER CHECKS SHALL BE MADE PAYABLE TO THE ORDER OF “JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK” unless otherwise authorized by Insurer. Insurer reserves the right to reject and return any Payment for any reason. Broker/Dealer has the authority to collect Payments unless otherwise specifically set forth in the applicable Commission Schedule attached hereto.

IV.       INSURER AND/OR DISTRIBUTOR OBLIGATIONS

A. Compliance. During the term of this Agreement, Insurer and Distributor each agrees that, for each Contract marketed hereunder, it will take all actions which it is required to take in order to comply with all applicable federal and state laws and regulations and the rules and regulations of all applicable self-regulatory organizations. Insurer and Distributor each represent that the Contracts marketed hereunder, the prospectus for any Contract marketed hereunder, and all advertising or sales promotional material which it provides hereunder, has been reviewed and approved by its legal and/or compliance personnel.

B. Appointment of Producers. Insurer, subject to its internal standards and procedures for insurance appointments, including its right to refuse an appointment for any reason, shall appoint Producers designated by Broker/Dealer or Agency as applicable. Insurer shall notify Broker/Dealer in regard to the termination of an appointment for a Producer within 15 days of such termination, or in the appropriate timeframe as otherwise required by certain state insurance departments.

C. Prospectuses and Promotional Material. Insurer and/or Distributor will provide Broker/Dealer with reasonable quantities of the currently effective prospectus for the Contracts and appropriate advertising or sales promotional material which has been filed with  FINRA and applicable state insurance departments if applicable.

For the purpose of this Agreement, “Advertising or sales promotional material” shall include:

(1)       printed and published material, audiovisual material, billboards and similar displays, and descriptive literature used in direct mail, newspapers, magazines, radio, television scripts, email, facsimiles, and any form of electronic communication;

(2)       descriptive literature and sales aids of all kinds, including, but not limited to, circulars, leaflets, booklets, marketing guides, seminar material, computer print-outs, depictions, illustrations, and form letters;

(3)       material used for the training and education of Producers which is designed to be used or is used to induce the public to purchase or retain Contracts; and

(4)       prepared sales talks, presentations, and material for use by Producers.

Any sales or promotional materials developed by one party and delivered to the other will be owned solely by the party that developed the materials.

Any unused materials furnished by one party to the other shall always remain the property of the party who furnished such materials and shall be accounted for and returned to the owner on demand.

D. Compensation. Insurer may change the Commission Schedules attached to this Agreement at any time upon written notice to Broker/Dealer. In addition to Schedule B "Commission Schedules: Terms & Conditions," included herein, such amended schedules will govern all subsequent commissions and/or service fees payable, and commission chargeback rules, in connection with Contracts applied for on or after the effective date of the amended schedules. Broker/Dealer has deemed to accept the terms of the amended Commission Schedule with the submission of any business or effecting of any transactions after the effective date of the amended schedule.

Insurer will only compensate Broker/Dealer or Agency for those applications in good order accepted by Insurer and only after receipt of the required premium by the Insurer at Insurer’s Home Office or at such other location as Insurer may designate from time to time for its various lines of business. Insurer will not compensate Broker/Dealer for any Contract which is tendered for redemption after acceptance of the application but prior to payment of compensation. Any business transferred from another Broker/Dealer will retain the commission schedule in effect at the time the Contract was issued.

Compensation to, and compensation chargebacks from, Producers by Broker/Dealer or Agency on Contracts solicited by the Producers and issued by Insurer will be governed by agreements between Broker/Dealer or Agency and the Producer. Any payment or chargeback thereof will be the Broker/Dealer’s or Agency’s sole responsibility.

Broker/Dealer and Agency expressly authorize Insurer to charge against all compensation due or to become due to Broker/Dealer or Agency under this Agreement any amount paid or liabilities incurred by Insurer under this  Agreement. Additionally, Insurer may deduct at any time any indebtedness or obligation Broker/Dealer or Agency owes Insurer from any monies due in connection with the sale or administration of Contracts under this Agreement.

Upon termination of this Agreement for any reason, Insurer will only pay to Broker/Dealer or Agency commissions or other compensation earned prior to the effective date of termination. No further commissions or other compensation, including trail compensation, shall thereafter be payable. Insurer shall not issue Contracts or be obligated to pay any compensation related to Contracts during any period of time Broker/Dealer is disqualified from continued membership with  FINRA or registration with the SEC or any applicable state regulatory authority. In the event that this Agreement terminates for illegal or fraudulent activities by Broker/Dealer, Insurer will only pay to Broker/Dealer or Agency commissions or other compensation earned prior to discovery of events requiring termination. If a Producer is disqualified for failure to continue registration with  FINRA or for failure to continue to hold any other required license or registration, Insurer shall not be liable to pay any commissions or other compensation in connection with Contracts sold by such Producer if such payment would constitute a violation of FINRA rules or other applicable laws or regulations.

V.       PAYMENT TO INSURANCE AGENCY

A. Compliance with No-Action Letters. Broker/Dealer and Agency represent and warrant that they are in compliance with the terms and conditions of one or more no-action letters issued by the SEC with respect to compensation paid to an insurance agency associated with a registered Broker/Dealer where such insurance agency is not itself registered as a Broker/Dealer with the SEC. In reliance on such representation, Insurer agrees to pay compensation in connection with the Contracts, that would otherwise be payable to Broker/Dealer, to the Agency that is properly state insurance licensed and appointed with Insurer as may be required by each state. Insurer shall pay compensation to Agency hereunder only with respect to Contracts sold in states in which Agency holds appropriate insurance licenses and appointments with Insurer, as required. Broker/Dealer and Agency represent and warrant that any compensation payable by Insurer in connection with the Contracts shall be distributed by Agency only to duly licensed and properly appointed Producers.

B. Evidence of Compliance. Upon request by Insurer or Distributor, Broker/Dealer and Agency shall provide written confirmation from their legal counsel, or other reasonable evidence, that they are in compliance with the terms and conditions of the applicable no-action letters. Agency shall also provide evidence of its insurance licenses in the states in which it is so licensed. Broker/Dealer and Agency shall notify Insurer or Distributor immediately in writing if Broker/Dealer and/or Agency fail to comply with any such terms and conditions and shall take such measures as may be necessary to comply with any such terms and conditions.

VI.       INDEMNIFICATION

A. Definition of Terms

For purposes of this Section VI: 1) a “derivative claim” is a claim, regardless of the forum where presented, that Broker/Dealer and/or Agency as the result of any act or omission allegedly caused a third party “loss” for which Insurer and/or Distributor allegedly is/are liable; 2) a “non-derivative claim” is a claim, regardless of the forum where presented, that Insurer and/or Distributor as the result of any act or omission allegedly caused a third party “loss” not associated with any alleged act or omission of Broker/Dealer and/or Agency; 3) “loss” shall include all pecuniary detriment, including but not limited to restitution, damages, costs, fines, penalties and attorney fees; and 4) all references to Insurer, Distributor, Broker/Dealer and Agency shall include affiliated entities and affiliated directors, officers, employees, and agents.

B. By Broker/Dealer and Agency

Upon written demand by Insurer or Distributor, Broker/Dealer and Agency at their cost shall defend Insurer and Distributor in any proceeding that presents, even if not exclusively, a “derivative claim;” provided, however, that neither Broker/Dealer nor Agency need defend Insurer or Distributor against any “non-derivative claim.”

Broker/Dealer and Agency shall reimburse Insurer and Distributor all expense, including but not limited to reasonable, actual attorney fees, that Insurer or Distributor necessarily incur in good faith as the result of any proceeding that presents, even if not exclusively, a “derivative claim;” provided, however, that neither Broker/Dealer nor Agency need reimburse Insurer or Distributor for any expense related solely to a “non-derivative claim.”

Broker/Dealer and Agency shall indemnify Insurer and Distributor against all “loss” paid a third party by reason of a legal judgment, arbitration award or otherwise in good faith as the result of a “derivative claim.”

C. By Insurer and Distributor

Upon written demand by Broker/Dealer or Agency, Insurer and Distributor at their cost shall defend Broker/Dealer and Agency against any “non-derivative claim.”

Insurer and Distributor shall reimburse Broker/Dealer and Agency all expense, including but not limited to reasonable, actual attorney fees, that Broker/Dealer or Agency necessarily incur in good faith to defend against a “non-derivative claim.”

Insurer and Distributor shall indemnify Broker/Dealer and Agency against all “loss” paid a third party by reason of a legal judgment, arbitration award or otherwise in good faith as the result of a “non-derivative claim.”

VII.       FIDELITY BOND

Broker/Dealer represents that all its directors, officers, employees, Producers and agents who have access to funds of Insurer or who are covered by this Agreement are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement and other defalcation, issued by a reputable bonding company. This bond shall be maintained at Broker/Dealer expense. Such bond shall be at least equivalent to the minimum coverage required under the FINRA Conduct Rule 3020 and endorsed to extend coverage to life insurance and annuity transactions. Broker/Dealer acknowledges that Insurer may require evidence that such coverage is in force, and Broker/Dealer shall promptly give notice to Insurer of any notice of cancellation or change of coverage.  If there is any deficiency, Broker/Dealer shall promptly pay Insurer that amount on demand and Broker/Dealer indemnifies and holds harmless Insurer from any deficiency and from the cost of collection.

VIII.       LIMITATIONS OF AUTHORITY

The Contract forms are the sole property of Insurer. No person other than Insurer has the authority to make, alter, or discharge any policy, Contract, certificate, supplemental Contract, or form issued by Insurer. Insurer may make such changes as it deems advisable in the conduct of its business or discontinue at any time issuing any of its forms or Contracts, and no liability to the Broker/Dealer or Agency will attach to Insurer or Distributor by reason of Insurer so doing. No person other than Insurer has the right to waive any provision with respect to any Contract or policy. No person other than Insurer has the authority to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of Insurer.

IX.       COOPERATION

Broker/Dealer and Agency and their respective directors, officers, employees, Producers, and agents shall cooperate with Insurer and/or Distributor in the investigation and settlement of all claims against Broker/Dealer and/or its directors, officers, employees, and Producers relating to the solicitation, sale, or servicing of Contracts under this Agreement. Broker/Dealer shall promptly forward to Insurer and/or Distributor any notice or other relevant information that may come into its possession.  Further, Broker/Dealer and Agency understand and agree that they may be considered service providers pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended, and as such, shall cooperate with Insurer's compliance programs for the separate accounts used to fund the registered Contracts. Broker/Dealer and Agency shall promptly forward to Insurer and/or Distributor any notice or other relevant information that may come into their possession, as well as all information and certification requests from Insurer related to its compliance programs.

X.       PRINCIPLES OF ETHICAL MARKET CONDUCT

In all matters relating to the sale and marketing of life insurance and annuity products, Insurer is fully committed to the following principles: (A) To conduct business according to high standards of honesty and fairness and to render that service to its clients that, in the same circumstances, it would apply to or demand for itself; (B) to provide competent and client-focused sales and service; (C) to engage in active and fair competition; (D) to provide advertising and sales material that are clear as to purpose, and honest and fair as to content; (E) to handle client complaints and disputes fairly and expeditiously; and (F) to maintain a system of oversight and review that is reasonably designed to achieve compliance with these principles of ethical market conduct. Broker/Dealer acknowledges and agrees that it and its directors, officers, employees, and Producers will conduct all of their activities that are within the scope of this Agreement in accordance with these principles.

XI.       CONFIDENTIALITY

Each party hereto represents and warrants that it (A) is and will remain in compliance with all privacy laws, rules, and regulations applicable to the offer and sale of the Contracts and the performance of this Agreement, including but not limited to the Gramm-Leach-Bliley Act of 1999 and any regulations promulgated thereunder, and (B) has designed and implemented an information security program reasonably designed to ensure the security and confidentiality of all confidential information; protect against any anticipated threats or hazards to the security or integrity of such information; and protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer of all parties to this Agreement in a manner consistent with such privacy laws, rules and regulations.

Insurer, Distributor, Broker/Dealer, and any Agency each agree that all nonpublic personal information, including names, addresses, and other customer or consumer specific data, and any other information received by any party related to an owner or prospective owner of a Contract (“Confidential Information”) shall remain confidential and shall not be disclosed to any third party except for the limited purposes of carrying out its obligations under this Agreement, including the administration and servicing of the Contracts, or unless such Confidential Information is required to be disclosed by any regulatory authority or court of competent jurisdiction. Furthermore, except as provided above, such Confidential Information shall not be used by the party to whose attention it has come, or by any person or entity affiliated with such party, without the prior written consent of the other party for any purpose whatsoever. Each party hereto also agrees that it shall not solicit directly any customers of another party hereto whose names constitute Confidential Information pursuant to this Section.

The obligations of confidentiality in this Section shall not apply to any information which a party rightfully has in its possession when disclosed to it by the other party, information which a party independently develops, information which is or becomes known to the public other than by breach of this Section or information rightfully received by a party from a third party without the obligation of confidentiality.

No party to the Agreement shall disclose to any person or entity, or use for its own account, any other party’s trade secrets or other confidential information including, without limitation, proprietary information, information as to the party’s business methods, operations and affairs, processes and systems used in the operation of its business, or information concerning third parties to whom a party owes a duty of confidentiality, except as allowed by applicable regulation, or required to be disclosed by any regulatory authority or court of competent jurisdiction.

Broker/Dealer and Agency acknowledge that the Insurer producer numbers and log-in information to access account information through the Insurer website are considered confidential proprietary business information. Broker/Dealer and Agency agree that this information will not be provided to third parties other than the Producers administrative support personnel.

Upon request from any party to this Agreement, the receiving party shall provide solely to the requesting party written documentation of its policies, procedures and practices for safeguarding the security, integrity and confidentiality of customer nonpublic personal information. It is agreed that such documentation is proprietary to the providing party and the receiving party will not share with any other party without the providing party’s written consent.

XII.       GENERAL PROVISIONS

A. Complaints and Investigations. Broker/Dealer and/or Agencies agree to notify Insurer immediately of any Contract owner complaints or disciplinary proceedings against Broker/Dealer, Agencies, or any Producers relating to the Contracts or any threatened or filed arbitration action or civil litigation arising out of solicitation or servicing of the Contracts. Broker/Dealer and Agencies shall also promptly and diligently investigate all complaints from customers or prospective customers relating to the conduct of business by Broker/Dealer, Agency, or any Producer in connection with the Contracts or the performance of this Agreement. Additionally, Broker/Dealer and Agencies shall promptly forward to Insurer and Distributor at its Home Office, by certified mail or other means which can be tracked, any notice of claim, any legal process, or notice of claims served on Broker/Dealer or Agencies in a suit or proceeding against Broker/Dealer or Agencies arising out of the conduct of business under this Agreement.

Broker/Dealer and Agencies shall cooperate with Insurer and Distributor in (1) investigating and responding to any customer complaint, attorney demand, or inquiry from state insurance departments or other regulatory agencies or legislative bodies received by Insurer or Distributor, and (2) any settlement or trial of any actions involving Insurer or Distributor, where such complaint, demand, inquiry, or action arises in any respect out of the conduct of business under this Agreement.

Any response by Broker/Dealer or Agencies to an individual Contract owner complaint arising out of the conduct of business under this Agreement that references, implies, or suggests any material deficiency or omission, or breach of duty by Insurer or Distributor, must be sent to Insurer or Distributor, as applicable, for their approval before being sent to the Contract owner. Such responses to Contract owner complaints must be sent to Insurer or Distributor, as applicable, not less than five (5) business days before being sent to the Contract owner, except that if a more prompt response is required, the proposed response may be communicated to Insurer or Distributor by telephone, facsimile, or in person.

B. Offset. Broker/Dealer and Agency expressly authorize Insurer or Distributor to deduct from any monies due under this Agreement every indebtedness or obligation of Broker/Dealer or Agency to Insurer, Distributor, or to any affiliates of Insurer or Distributor under this Agreement.

C. Waiver. Failure of any of the parties to promptly insist upon strict compliance with any of the obligations of any other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance.

D. Independent Contractor. Broker/Dealer and any Agency is an independent contractor and not an employee or subsidiary of Distributor or Insurer. (Producers are also independent contractors and not employees of Distributor or Insurer.)

E. Independent Assignment. No assignment of this Agreement or of commissions or other payments under this Agreement shall be valid without the prior written consent of Insurer.

F. Notice. Any notice pursuant to this Agreement shall be mailed, postage paid, to the last address communicated by the receiving party to other parties to this Agreement.

G. Severability. To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner not inconsistent with such law or regulation. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

H. Amendment. Insurer and Distributor will have the right, from time to time, in their sole discretion, to amend all or any portion of this agreement and will provide notice of such amendment to Broker/Dealer at the contact address on Insurer's records as soon as and by whatever means as is reasonably practicable.

I. Termination. This Agreement may be terminated by any party upon written notice, and termination shall be effective immediately. Sections VI, VII, and XI, and XII shall survive the termination of this Agreement

J. New York Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and the applicable provisions of federal law. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of federal law, the latter shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

BROKER/DEALER:

Name of Broker/Dealer	Name of Agency (if other than Broker/Dealer)

Address	Address

City State ZIP	City State ZIP

Signature	Signature

Print Name	Print Name

Title	Title

Date	Date

JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK® 2900 W. Chester Ave. Suite 305 Purchase, NY 10577	JACKSON NATIONAL LIFE DISTRIBUTORS LLC 7601 Technology Way 6th Floor Denver, CO 80237

Signature	Signature

Print Name	Print Name

Title	Title

Date	Date

N2565 12/10                           For representative use only. Not for public use.

SCHEDULE A

General Letter of Recommendation

Broker/Dealer and any Agency, where applicable, hereby certify to Distributor and Insurer that all the following requirements shall be fulfilled by Broker/Dealer and/or Agency in conjunction with the submission of licensing/appointment papers for all applicants as Producers. Broker/Dealer and Agency, upon request, will forward proof of compliance with the same to Distributor and Insurer in a timely manner.

1.       We have made a thorough investigation relative to each applicant’s identity, residence, and business reputation and declare that each applicant is personally known to us, has been examined by us, has a good business reputation, is reliable, is financially responsible, and is worthy of an appointment with Insurer. Each individual is trustworthy, competent, and qualified to act as a Producer for Insurer to hold himself out in good faith to the general public.

2.       We have on file a Form U-4 which was completed by each applicant intending to sell the registered Contracts. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a Producer through Broker/Dealer, and each applicant is presently registered as an FINRA Registered Representative, unless only non-registered products are to be sold. The above information in our files indicated no fact or condition which would disqualify the applicant from receiving an appointment with the insurer, and the findings of all investigative information are favorable. Broker/Dealer and/or Agency will immediately inform Distributor and Insurer if any Producer fails to qualify for licensing, appointment, or the unqualified recommendation of Broker/Dealer and/or Agency.

3.       We certify that all educational requirements have been met for the specific jurisdiction in which each applicant is requesting a license/appointment and that all such persons have fulfilled the appropriate examination, education and training requirements, and that all such persons are appropriately affiliated with the Broker/Dealer and Agency as insurance producers in the specific jurisdiction for which each applicant is requesting appointment/licensure, in compliance with individual state insurance department requirements.

4.       If the applicants are required to submit their signatures on any original or facsimile documents, we certify that the signatures on those items forwarded to Distributor and Insurer are those of the applicants.

5.       We hereby warrant that the applicant is not applying for an appointment with Insurer in order to place insurance chiefly or solely on his/her life or property, the lives or property of his/her relatives, or liability of his/her associates.

6.       We certify that each applicant will receive close and adequate supervision and that we will make inspection, when needed, of any or all risks written by these applicants, to the end that the insurance and financial interests of the public will be properly protected.

7.       We will not permit any applicant to transact insurance as a Producer until duly licensed and appointed therefore. No applicants have been given a Contract or furnished supplies, nor have any applicants been permitted to write, solicit business, or act as a Producer in any capacity, and they will not be so permitted until the certificate of authority, license applied for, and/or appointment confirmation is received.

Principal	Date

N2565 12/10                           For representative use only. Not for public use.

Schedule B

Commission Schedules: Terms & Conditions

All Products
All Contracts and commission schedules are subject to change and may not be available in all states.

The Insurer reserves the right to offer different commission terms for any product Contract or Contracts for the same owner having combined initial or anticipated total premium in excess of $1 million and, for Flexible Premium Fixed Annuity Contracts, on renewal premium in excess of $500,000.

The Commission Schedules, as amended from time to time, are part of the Agreement. They are subject to the terms and conditions of the Agreement, including, but not limited to, the Commission Chargeback Provision. In no event shall the Insurer be liable for payment with respect to any solicitation made, in whole or in part, by any person not appropriately licensed, registered, and appointed with Insurer prior to the commencement of such solicitation.

Insurer will pay all compensation due Broker/Dealer, or due any Producers of Broker/Dealer, either directly to Broker/Dealer or, as necessary to meet legal requirements, to the licensed Broker/Dealer affiliate or individual Producers. Broker/Dealer hereby warrants that all necessary contractual arrangements are in place to enable Insurer to pay Broker/Dealer, or any affiliate, for business produced by Producers of Broker/Dealer in the jurisdiction in which they hold licenses. Broker/Dealer shall pay all compensation, if any, due to any person, including Producers of Broker/Dealer, with respect to Contracts which are subject to this Agreement, and no such Producer of Broker/Dealer, or other person shall have any claim against Insurer on account of the sale or service of any such Contracts. Insurer shall have no obligation to make compensation payments except as provided herein.

Commission Chargeback Provision
The Insurer shall not be liable, and the Broker/Dealer agrees to reimburse Insurer for any commissions paid by the Insurer hereunder with respect to: (a) a Contract (excluding annuitized Contracts) where the date of death is within six months from the date the Contract is issued if the owner’s death (or annuitant’s death on an annuitant-driven Contract) resulted from any cause or means other than from bodily injuries effected solely through accidental means; (b) a Contract (excluding annuitized Contracts, and immediate annuities) where illness brings about (or “results in”) the Contract Owner’s request of a Terminal Illness Benefit prior to or within six months from the date the Contract was issued; (c) a Contract returned to the Insurer pursuant to the “Free Look” provision of the Contract; (d) a Contract that is rescinded or not issued by the Insurer, as determined by the Insurer in its sole discretion; (e) an immediate annuity Contract where the premium is returned and the Contract is terminated prior to the first annuity payment; (f) a full or partial surrender of a certain Contract within 12 months from the date the Contract is issued, or from the date subsequent premiums are applied to the Contract, based on the chargeback scale noted on those commission schedules; (g) a Contract in which the Nursing Home Waiver is exercised within six months from the date the Contract was issued, or from the date subsequent premiums are applied to the Contract, based on premiums withdrawn that were received during that six-month period, up to a maximum of commissions paid on $250,000 in premium; (h) a Contract in which the Accelerated Benefit is exercised within six months from the date the Contract was issued, based on the percentage of premiums withdrawn that were received during that six-month period, up to a maximum of 25% of the commissions paid; (i) a Contract that the Insurer issues as a result of the Broker/Dealer submitting prospective Contract information electronically, by order ticket or by written application, if the Insurer does not receive additional Insurer specified information within 60 days from the date the Contract is issued (the additional information may include, but is not limited to, (1) an executed application or (2) an executed Important Notice on Existing Policies or Contracts and, if applicable, an executed Important Notice: Replacement of Life Insurance or Annuities); (j) any situation in which the Broker/Dealer and/or Producer fails to conform to applicable state regulations and/or Insurer policies and procedures; or (k) any situation in which the Broker/Dealer and/or Producer fails to reasonably cooperate with the Insurer-; (l) if any life insurance claim that is successfully contested, including, but not limited to, death resulting from suicide during the contestability period. Any such Commissions paid shall be charged back to the Broker/Dealer. Broker/Dealer agrees to remit payment for outstanding balances within 30 days. The Insurer reserves the right to automatically recoup any charged back commission by offsetting them against current and/or future commission credits, when available.

JNL/NY® retains the right to withhold commission payment until expiration of the “Free Look” provision.

Issue Age
Issue age is based on individual owner. If joint owners, issue age is based on oldest owner’s age. Commissions for subsequent premiums will be based on the owner’s issue age, not attained age. In the case of a non-natural entity owner, the issue age will be based on the annuitant’s age. The Insurer reserves the right to adjust commissions in response to ownership changes (annuitant changes for Contracts with non-natural owners) if the age of the new owner/annuitant on whose life the Death Benefit of the Contract is based, would have paid a different commission rate at issue, had the new owner/annuitant been the original owner/annuitant.

Fixed Annuities and Life Insurance Only
Commissions are not paid on renewal premiums which are deducted from a Contract’s cash accumulation account. Renewal commissions shall not be allowed on premiums deposited into an advance premium account unless and until such premiums are due. No first-year commissions are payable on Preliminary Term Insurance premiums or on Flat Extra Premium assessed for nine (9) years or less. The Broker/Dealer shall not be entitled to first-year or renewal commissions on premiums waived or paid by the Insurer under the Waiver of Premium provisions of any Contract.

When submitting an application for life insurance, Broker/Dealer agrees to cause its Producers to provide current and accurate medical and health information concerning each proposed insured. Broker/Dealer further agrees to cause its Producer to update such information if, prior to Contract delivery, Broker/Dealer or Producers know or reasonably should know that the Insurer’s information concerning the proposed insured is no longer accurate. Broker/Dealer agrees not to make delivery of an Insurer’s life insurance policy on behalf of Insurer if the Broker/Dealer or its Producers have reasonable cause to believe that the health of the proposed insured has changed since the time of the application for that Contract, and further agrees to contact the Insurer for instructions.

Nothing contained herein shall require payment of commissions to Broker/Dealer for business submitted directly to the Insurer by any Producer with an agreement and appointment with the Insurer.

Internal Exchange (JNL/NY Registered Products)
Exchanges of JNL/NY registered products for other JNL/NY registered products are not promoted or supported by JNL/NY – remaining surrender charges, if any, are not waived and no commissions are paid. As such, they are not treated as internal exchanges. JNL/NY reserves the right, consistent with its obligations under the Investment Company Act of 1940, as amended, to determine what constitutes an internal exchange.

Internal Exchange (JNL/NY Fixed Annuity Contracts Exchanged for Perspective Advisors IISM)
On Jackson National Life Insurance Company of New York fixed annuity Contracts exchanged for Perspective Advisors II Contracts, withdrawal charges, and Interest Rate Adjustments will NOT be waived on the JNL/NY fixed annuity Contracts. Full commission will be paid on the new Perspective Advisors II Contracts.

Internal Exchange (JNL/NY Fixed Products to all other JNL/NY Registered Products)
Please see separate Internal Exchange Schedules as amended by Insurer from time to time and available upon request.

Registered Product and Non-Registered Product Commission Schedules
If commission rates are not shown in the separate Commission Schedules, or where special premium rate quotations are made, commission rates shall be such as may be fixed by the Insurer.

The Insurer reserves the right to modify or terminate the commission schedules and policies.

COMMISSION OPTION SELECTION

The Commission Rates for both registered products and non-registered products are available in Commission Schedules provided separately and amended from time to time.  Please review these schedules and indicate the Commission Options that you wish to make available to your Producers on this page.

I.       REGISTERED PRODUCTS (Variable Annuities and Variable Life Insurance)

The Commission Option Selection(s) and Default Commission Option Selection made in this Section apply to ALL registered product business produced by Broker/Dealer and its Producers when options are available. For products having only one Commission Option, that Option will be paid regardless of Options or default selected.

	Option A		Option B		Option C
(Initial and Date)		(Initial and Date)		(Initial and Date)

	Option D		Option E
(Initial and Date)		(Initial and Date)

If Broker/Dealer fails to initial any of the Option selections, it is agreed that Broker/Dealer has selected all of the Commission Option selections.

Broker/Dealer’s default selection is Option __________ if more than one Commission Option is available, and Producer fails to make selection on business submitted to Insurer. Defaults cannot be selected by product. Only one default can be selected to apply to ALL registered products.

If the Broker/Dealer fails to select a default Option (if more than one Commission Option is available and Producer fails to make selection on business submitted to Insurer), it is agreed that Broker/Dealer’s default selection is Option A.

Internal Exchanges: For Broker/Dealers who have selected Option C or E as the default above, it is agreed that Option A commission rates will be paid on Internal Exchanges from JNL/NY fixed annuities to JNL/NY variable annuities, unless another Option is elected at issue.

II.       NON-REGISTERED PRODUCTS (Traditional Fixed Deferred Annuities, Single Premium Immediate Annuities, Fixed Index Annuities, and Fixed Life Insurance)

The Commission Option Selection(s) and Default Commission Option Selection made in this Section apply to ALL non-registered product business produced by Broker/Dealer and its Producer when options are available. For products having only one Commission Option, that Option will be paid regardless of Options or default selected.

	Option A		Option B		Option C
(Initial and Date)		(Initial and Date)		(Initial and Date)

If Broker/Dealer fails to initial any of the Option selections, it is agreed that Broker/Dealer has selected all of the Commission Option selections.

Broker/Dealer’s default selection is Option __________ if more than one Commission Option is available, and Producer fails to make selection on business submitted to Insurer. Defaults cannot be selected by product. Only one default can be selected to apply to ALL non-registered products.

If the Broker/Dealer fails to select a default Option (if more than one Commission Option is available and Producer fails to make selection on business submitted to Insurer), it is agreed that Broker/Dealer’s default selection is Option A.

N2565 12/10                           For representative use only. Not for public use.